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                                                                     EXHIBIT 8.1

                       [LETTERHEAD OF LATHAM & WATKINS]

                                 July 15, 2002

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California  91320

     Re: Amended and Restated Agreement and Plan of Merger by and among Amgen Inc., AMS Acquisition Inc. and Immunex Corporation dated as of December 16, 2001, as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of July 15, 2002

Ladies and Gentlemen:

     We have acted as counsel to Amgen Inc., a Delaware corporation ("Parent"), in connection with the proposed merger (the "Merger") of Immunex Corporation, a Washington corporation (the "Company"), with and into AMS Acquisition Inc., a Washington corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"), pursuant to an Amended and Restated Agreement and Plan of Merger Among Parent, Merger Sub and the Company dated as of December 16, 2001, as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of July 15, 2002 (the "Merger Agreement"). Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

     In acting as counsel to Parent in connection with the Merger, we have participated in the preparation of the Merger Agreement, and pursuant to Section 7.2(c) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts and assumptions set forth herein, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits, Annexes and Schedules thereto), (ii) the Joint Proxy/Prospectus; (iii) representations made to us by Parent and the Company in their respective letters provided to us, each dated the date hereof (the "Representation Letters"), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

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July 15, 2002
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     In addition, we have assumed, with your consent, that:

     1. Original documents (including signatures) are valid and authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Joint Proxy/Prospectus, and will be effective under the laws of the State of Washington;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

     4. Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

     5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Joint Proxy/Prospectus.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code.

     In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion represents our best judgment, as of the date hereof, regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial

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July 15, 2002
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          or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

     2. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof, or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

     This opinion is rendered to you in connection with the Merger and pursuant to the requirements of Section 7.2(c) of the Merger Agreement and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission. In addition, this opinion letter may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent.

                                Very truly yours,

                                /s/ Latham & Watkins